EXHIBIT 12

                             DENBURY RESOURCES INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                           Year ended December 31,
                                      -----------------------------------------------------------------

                                         2000         1999          1998          1997         1996
                                      ----------   -----------   -----------   ----------   -----------
EARNINGS:
Pretax income (loss) from continuing
    operations........................  $74,933       $ 4,614    $(302,765)      $23,798       $14,056
Fixed charges.........................   15,712        16,186        17,758        1,262         4,080
                                      ----------   -----------   -----------   ----------   -----------
    EARNINGS (LOSSES).................  $90,645       $20,800    $(285,007)      $25,060       $18,136
                                      ----------   -----------   -----------   ----------   -----------

FIXED CHARGES:
Interest expense......................  $15,255       $15,795    $   17,534      $ 1,111       $ 1,993
Interest component of rent expense          457           391           224          151           116
Imputed preferred divided.............        -             -             -            -         1,281
Preferred dividend tax effect.........        -             -             -            -           690
                                      ----------   -----------   -----------   ----------   -----------
    FIXED CHARGES.....................  $15,212       $16,186    $   17,758      $ 1,262       $ 4,080
                                      ----------   -----------   -----------   ----------   -----------

RATIO OF EARNINGS TO FIXED CHARGES          5.8X          1.3X           (a)        19.9X          4.4X
                                      ==========   ===========   ===========   ==========   ===========

(a) Earnings were insufficient to cover fixed charges by $285 million. The deficiency was primarily due to a $280 million writedown of the full cost pool as a result of low oil prices during 1998.